                            FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
              Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

    Lilly               Peter             B.
    ---------------------------------------------------
    (Last)              (First)           (Middle)

    Vulcan Coal Holdings, LLC
    50 Jerome Lane
    ---------------------------------------------------
                   (Street)

    Fairview Heights    IL                62208
    ---------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

      PENN VIRGINIA CORPORATION (PVA)
     -----------------------------------------


3.  Statement for Month/Year

    March 1999
    ------------------------------------------


4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    __X__ Director                    _____ 10% Owner
    _____ Officer (Give title below)  _____ Other (specify below)

    -------------------------------------


6.  Individual or Joint/Group Filing
    (Check applicable line)
    _X__  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

                                                   3. Transaction
                                   2. Transaction     Code
                                      Date            -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
Common Stock $6.25 par value          3/24/99         A       V

                                   4. Securities Acquired (A)
                                         or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount   (D)       Price
-----------------------------------   ------   -------   --------
Common Stock $6.25 par value          33       A         $19.125

                                                     6. Ownership
                                   5. Amount of         Form
                                      Securities        Direct
                                      Beneficially      (D) or
                                      owned at          Indirect
1. Title of Security                  End of Month      (I)
-----------------------------------   ------------      ---------
Common Stock $6.25 par value          276               D

                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
Common Stock $6.25 par value          ---



Table II - Derivative Securities Acquired, Disposed of, or
           Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative        Date
       Security                 Security             (Mo/Day/Yr)
-----------------------------   ------------------    -----------
NONE                            ---                   ---

                                                   5. Number of
                                                      Derivative
                                                      Securities
                                                      Acquired
                                                        (A) or
                                                       Disposed
                                                        (D) of
                             4. Transaction Code      ------------
1. Title of Derivative          ----------------
       Security                 Code         V         (A)   (D)
-----------------------------   ----------------      -----------
NONE                            ---         ---       ---    ---


                             6. Date Exercisable
                                and Expiration     7. Title and
                                Date (Mo/Day/Yr)      Amount of
                                -----------------     Underlying
                                Date       Expir-     Securities
1. Title of Derivative          Exer-      ation      --------------------
   Security                     cisable    Date       Title         Amount
-----------------------------   ------------------    -----------   ------
NONE                            ---        ---        ---           ---

                                                  9. Number of
                                                     Derivative
                                                     Securities
                                                     Beneficially
                             8. Price of             Owned at
1. Title of Derivative          Derivative           End of
       Security                 Security             Month
-----------------------------   ------------------   ------------
NONE                            ---                  ---

                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           of Indirect          Beneficial
       Security                  (I)                  Ownership
-----------------------------   ------------------    -----------
NONE                            ---                   ---


Explanation of Responses.
None



Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.


Peter B. Lilly                                  April 8, 1999
-------------------------------------------   ------------------
Signature of Reporting Person                       Date



By: /s/ Nancy M. Snyder
    ---------------------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary
    Authorized Signer